LOAN AGREEMENT

dated as of

September 21, 2005

among

VITRO ENVASES NORTEAMERICA, S.A. DE C.V.

The GUARANTORS referred to herein

The LENDERS party hereto

and

CREDIT SUISSE,

acting through its Cayman Islands Branch,
as Administrative Agent

___________________________

CREDIT SUISSE,
as Sole Lead Arranger and Bookrunner

LOAN AGREEMENT dated as of September 21, 2005 among VITRO ENVASES NORTEAMERICA, S.A. DE C.V., the GUARANTORS referred to herein, the LENDERS party hereto and CREDIT SUISSE, acting through its Cayman Islands Branch, as Administrative Agent.

The parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Borrower or any Restricted Subsidiary or is assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of assets from such Person. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Borrower or a Restricted Subsidiary or at the time such Indebtedness is assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of assets from such Person.

"Additional Amounts" has the meaning assigned to it in Section 5.14(b).

"Additional Interest Letter" shall mean the Additional Interest Letter substantially in the form of Exhibit B hereto between Vitro and the Administrative Agent.

"Adjusted LIBOR" means, for any Interest Period, an interest rate per annum equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

"Administrative Agent" means Credit Suisse, acting through its Cayman Islands Branch, in its capacity as administrative agent under the Loan Documents.

"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form as set forth on Exhibit F hereto.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

"Affiliate Transaction" has the meaning assigned to it in Section 5.11(a).

"Agreement" means this Loan Agreement, as the same may be further amended from time to time, including the Schedules and Exhibits hereto.

"Alcali" means Industria del Alcali, S.A. de C.V., a Mexican corporation.

"Alternate Rate" has the meaning set forth in Section 2.08.

"Applicable Margin" shall mean (i) during the period from and including the Effective Date to but not including the date twelve months after the Effective Date, 10.0% per annum; (ii) during the period from and including the date twelve months after the Effective Date to but not including the date fifteen months after the Effective Date, 10.5% per annum; and (iii) thereafter, 11.0% per annum.

"Asset Acquisition" means:

(a) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Borrower or any Restricted Subsidiary;

(b) the acquisition by the Borrower or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary of the Borrower) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(c) any Revocation with respect to an Unrestricted Subsidiary.

"Asset Sale" means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a "disposition") by the Borrower or any Restricted Subsidiary of:

(a) any Capital Stock (other than directors' qualifying shares or Capital Stock of the Borrower); or

(b) any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Borrower or any Restricted Subsidiary;

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(i) the disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries as permitted under Section 5.15;

(i) a disposition of inventory or obsolete or worn-out equipment in the ordinary course of business;

(ii) dispositions of assets in any fiscal year with a Fair Market Value not to exceed $5 million in the aggregate;

(iii) a disposition to the Borrower or a Restricted Subsidiary (other than a Permitted Joint Venture), including a Person that is or will become a Restricted Subsidiary immediately after the disposition;

(iv) the disposition of accounts receivable and related assets pursuant to a Qualified Receivables Transaction; and

(v) any foreclosure by any creditor of a Lien permitted under Section 5.10 on any assets subject thereto;

(vi) a Collateral Asset Sale; and

(vii) an Event of Loss.

"Asset Sale Amount" means, as of any date, the sum of (a) the aggregate purchase price of all Asset Sales consummated by Vitro and its Subsidiaries on or prior to such date but after the date hereof and (b) the aggregate purchase price to be received by Vitro and its Subsidiaries upon or after consummation of Asset Sales for which bona fide definitive sale and purchase agreements have been entered into and are in effect at such date with third parties unaffiliated with Vitro (except for any affiliation solely as a result of a joint ownership of a Subsidiary or other joint venture of Vitro and its Subsidiaries or its status as a licensor or licensee).

"Asset Sale Offer" has the meaning assigned to it in Section 5.06(b).

"Asset Sale Offer Amount" has the meaning assigned to it in Section 5.06(b).

"Asset Sale Offer Notice" means notice of an Asset Sale Offer made pursuant to Section 5.06(b), which shall be delivered to each Lender within 20 days following an Asset Sale Offer Trigger Date for the application of Net Cash Proceeds of any Asset Sale, with a copy to the Administrative Agent, which notice shall govern the terms of the Asset Sale Offer, and shall state:

(a) the circumstances of the Asset Sale, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 5.06(b);

(b) the Asset Sale Offer Amount and the Asset Sale Offer Payment Date; and

(c) that any Lender electing to have any of its Loans prepaid pursuant to the Asset Sale Offer must specify the principal amount that is to be prepaid, which principal amount must be $1,000 or an integral multiple thereof.

"Asset Sale Offer Payment Date" has the meaning assigned to it in Section 5.06(b).

"Asset Sale Offer Trigger Date" has the meaning set forth in Section 5.06(b).

"Asset Sale Transaction" means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock of a Restricted Subsidiary (other than Capital Stock of the Borrower), and (2) any Designation with respect to an Unrestricted Subsidiary.

"Assignment" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Board of Directors" means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

"Borrower" means Vitro Envases Norteamerica, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico.

"Borrower Debt to EBITDA Ratio" means, at any time, the ratio, calculated in each case in accordance with Mexican GAAP with respect to the Borrower and its Subsidiaries on a consolidated basis, of

(1) the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries that would appear on a consolidated balance sheet of the Borrower at such time, to

(2) the sum (without duplication) for the most recently concluded Four Quarter Period, of

(A) operating income of the Borrower and its consolidated Subsidiaries,

(B) depreciation and amortization of the Borrower and its consolidated Subsidiaries; and

(C) other non-cash items that are reported above the "operating income (loss)" line on the Borrower's consolidated statements of operations applicable to the Borrower and its Restricted Subsidiaries; provided that the amount included in this clause (C) for any Four Quarter Period will not be less than zero.

"Borrowing" means the borrowing of Loans hereunder.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law or other governmental action to remain closed; provided that, when used in connection with the making or payment of, or determination of, an Interest Period for a Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under Mexican GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with Mexican GAAP.

"Capital Stock" means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

"Cash Equivalents" means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's or any successor thereto;

(3) commercial paper issued by a corporation (other than an Affiliate of the Borrower) maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(4) demand deposits, certificates of deposit, time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the equivalent);

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the government of Mexico and maturing not later than one year after the acquisition thereof;

(7) any other instruments issued or guaranteed by the government of Mexico and denominated and payable in Pesos, UDIs or dollars, and maturing not later than one year after the acquisition thereof;

(8) solely with respect to any Investment by a Restricted Subsidiary that is not organized under the laws of Mexico, instruments issued or guaranteed by the national government of the country in which such Restricted Subsidiary is organized, denominated and payable either in the local currency of such jurisdiction or in dollars and maturing not later than one year after the acquisition thereof;

(9) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (5) above; and

(10) demand deposits, certificates of deposit, time deposits and bankers' acceptances maturing not more than 180 days (or 365 days in the case of clause (A)(I) or (B)(I)) after the acquisition thereof

(A) denominated in Pesos and issued by (I) any of the five top-rated banks (as evaluated by any internationally recognized rating agency) organized under the laws of Mexico or any other state thereof, or (II) any such bank which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition) the Borrower or any of its Restricted Subsidiaries,

(B) in any jurisdiction other than Mexico where the Borrower or any of its Restricted Subsidiaries conducts business and issued by (I) one of the three largest banks doing business in such jurisdiction, or (II) any such bank in such jurisdiction which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition) the Borrower or any of its Restricted Subsidiaries,

(C) issued by any bank which at the date of acquisition is a lender to or has made available a line of credit to the Borrower or any of its Restricted Subsidiaries and which is not under intervention, receivership or any similar arrangement at the time of acquisition; provided that the aggregate amount of all such demand deposits, certificates of deposit, time deposits and bankers' acceptances acquired in accordance with this clause (C) does not exceed $50 million at any one time or

(D) issued by any bank which at the date of acquisition has an outstanding loan to the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount at least equal to the aggregate principal amount of such demand deposit, certificate of deposit, time deposit or bankers' acceptance.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

"Change of Control" means:

(1) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this clause (1) such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), excluding Permitted Holders, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the aggregate voting power of the Voting Stock of Vitro;

(2) individuals who on the Effective Date constituted the Board of Directors of Vitro (together with any new director whose election by such Board or whose nomination for election by the stockholders of Vitro was approved by a majority of the directors of Vitro then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Vitro then in office;

(3) Vitro consolidates with, or merges with or into, another Person, other than a transaction where the Person or Persons that, immediately prior to such transaction are the "beneficial owners" in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of Vitro are, by virtue of such prior ownership, the "beneficial owners" in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving Person (or if such surviving Person is a direct or indirect Wholly Owned Subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with this Agreement; or

(4) the Borrower will cease to be a Subsidiary of Vitro that is consolidated under Mexican GAAP in its consolidated financial statements.

"CNBV" means the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores) of Mexico or any entity succeeding to any or all of its functions.

"Collateral Asset Sale" has the meaning set forth in the Existing Senior Note Indenture as in effect on the date hereof.

"Comegua" means Empresas Comegua, S.A., a Panamanian corporation.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make a Loan on the Effective Date, expressed as an amount representing the maximum principal amount of such Loan. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Commitment, as applicable. The initial aggregate amount of the Commitments is US$105 million.

"Commodity Agreement" of any Person means any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common equity interests, whether outstanding on the Effective Date or issued thereafter, and includes, without limitation, all series and classes of such common equity interests.

"Consolidated EBITDA" means for any Person for any period the sum of the amounts for such period of Consolidated Net Income, plus, or minus, as the case may be, for such Person without duplication, to the extent such amount was deducted or added, as the case may be, in calculating Consolidated Net Income.

(1) Consolidated Interest Expense, plus

(2) income and asset taxes and workers' profit sharing other than income taxes (either positive or negative) attributable to extraordinary gains or losses or to gains or losses on sales of assets), plus

(3) depreciation expense, plus

(4) amortization expense, plus

(5) non-cash extraordinary losses, non-cash foreign exchange losses, non-cash monetary losses and other non-cash expenses or losses of such Person and its Subsidiaries (its Restricted Subsidiaries in the case of the Borrower or Comegua) for such period, that are reported below the "operating income (loss)" line on such Person's consolidated statements of operations (other than items that will require cash payments and for which an accrual or reserve is, or is required by Mexican GAAP to be, made), plus or minus

(6) non-cash write-offs or writeups of assets, plus

(7) extraordinary non-recurring severance payments to employees, plus

(8) non-cash items related to pension plan liabilities, less

(9) non-cash extraordinary gains, non-cash foreign exchange gains, non-cash monetary gains and other non-cash credits and gains of such Person and its Subsidiaries (its Restricted Subsidiaries in the case of the Borrower or Comegua) for such period that are reported below the "operating income (loss)" line on such Person's consolidated statements of operations (other than (A) items that will result in the receipt of cash payments and (B) items resulting from the reversal of an item anticipated to require cash payments for which an accrual or reserve was, or was required by Mexican GAAP to be, made, to the extent such item was deducted from the calculation of Consolidated EBITDA pursuant to clause (7) above), all as determined on a consolidated basis for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) in conformity with Mexican GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA of such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to Consolidated Fixed Charges for such Person for such Four Quarter Period. For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act for the period of such calculation to:

(1) the Incurrence, repayment (excluding revolving credit borrowings Incurred or repaid for working capital purposes) or redemption of any Indebtedness (including Acquired Indebtedness) or Preferred Stock of such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Borrower or Comegua), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness) or Preferred Stock, and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

(2) any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Borrower or Comegua), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(b) if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements evidencing such Hedging Obligations.

"Consolidated Fixed Charges" means, for any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such Person, plus

(2) the product of:

(a) the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) paid, accrued or scheduled to be paid or accrued during such period (other than dividends paid, accrued or scheduled to be paid or accrued in Qualified Capital Stock or to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective Mexican tax rate of the Borrower, expressed as a decimal.

"Consolidated Interest Expense" means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with Mexican GAAP:

(1) the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) for such period determined on a consolidated basis in accordance with Mexican GAAP, including, without limitation (whether or not interest expense in accordance with Mexican GAAP):

(a) any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) in the form of additional Indebtedness,

(b) any amortization of deferred financing costs,

(c) the net costs under Interest Rate Agreements or Currency Agreements (including amortization of fees),

(d) all capitalized interest,

(e) the interest portion of any deferred payment obligation,

(f) commissions, discounts and other similar fees and charges Incurred in respect of letters of credit or bankers' acceptances, and

(g) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua), whether or not such Guarantee or Lien is called upon;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower or Comegua) during such period.

"Consolidated Net Income" means with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis determined in conformity with Mexican GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1) net after-tax gains (or losses) from Asset Sale Transactions or abandonments or reserves relating thereto;

(2) net after-tax items classified as extraordinary gains (or losses);

(3) for purposes of calculating Consolidated Net Income pursuant to Section 5.05(d)(3) only, the net income (or loss) of:

(a) any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Borrower or any Restricted Subsidiary; or

(b) a Successor Borrower (other than the Borrower or a Restricted Subsidiary) prior to assuming the Borrower's obligations under the Loan Documents pursuant to Section 5.15.

(4) the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Borrower) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not, during such period, permitted by such Subsidiary's charter or by-laws or any law, regulation, agreement or judgment applicable to any such declaration or payment of dividends or similar distribution;

(5) the net income (or loss) of any Person other than such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Borrower);

(6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Effective Date; and

(7) the cumulative effect of changes in accounting principles.

"Consolidated Net Worth" means, for any Person at any time, the consolidated stockholders' equity of such Person at such time, determined on a consolidated basis in accordance with Mexican GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

"Credit Parties" means the Borrower and the Guarantors.

"Currency Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Designation" and "Designation Amount" have the meanings set forth in Section 5.08.

"Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Loans. Notwithstanding the foregoing, the following shall not constitute Disqualified Capital Stock:

(a) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of any "asset sale" or "change of control" occurring prior to the 91st day after the final maturity of the Existing Senior Notes if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions contained in Section 5.06 and

(b) Capital Stock shall not be deemed to be Disqualified Capital Stock if it may only be so redeemed solely in consideration of Capital Stock that is not Disqualified Capital Stock.

"Dollars", "US$" or "$" refers to lawful money of the United States.

"Effective Date" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

"Environmental Laws" has the meaning specified in Section 3.15.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower and/or the Guarantors directly or indirectly resulting from or based on violation of any Environmental Law.

"Event of Loss" has the meaning set forth in the Existing Senior Note Indenture as in effect on the date hereof.

"Events of Default" has the meaning specified in Article 6.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Existing Credit Facility" means the Amended and Restated Loan Agreement dated as of February 24, 2005, among the Borrower, the Guarantors referred to therein, the Lenders party thereto and Credit Suisse, acting through its Cayman Islands Branch, as Administrative Agent.

"Existing Senior Note Indenture" means the Indenture dated as of July 23, 2004 between the Borrower and Bank of New York, as Trustee, as supplemented by the Supplemental Indenture No. 1 thereto dated as of February 7, 2005.

"Existing Senior Note Indenture Date" means July 23, 2004.

"Existing Senior Notes" means the Borrower's US$250 million aggregate principal amount of 10.75% Senior Secured Guaranteed Notes due 2011 issued under the Existing Senior Note Indenture.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Borrower acting in good faith, and will be evidenced by a Board Resolution.

"Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States.

"Four Quarter Period" has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio above.

"Governmental Authority" means the executive, legislative and judicial branches of power of Mexico or any political subdivision thereof, the government of Mexico or any political subdivision thereof, or the government of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the United States Federal Reserve Board, Banco de Mexico, the CNBV and IPAB).

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided, that "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. "Guarantee" used as a verb has a corresponding meaning.

"Guarantor" means each Subsidiary listed on the signature pages hereof under the caption "Guarantors" and each Subsidiary that shall, at any time after the Effective Date, become a "Guarantor" hereunder.

"Hedging Obligations" means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

"IMSS" means the Instituto Mexicano del Seguro Social.

"Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" will have meanings correlative to the preceding).

"Indebtedness" means with respect to any Person, without duplication (but excluding Trade Payables):

(a) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(b) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, Loans or other similar instruments;

(c) all Capitalized Lease Obligations of such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement;

(e) all letters of credit, banker's acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(f) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (a) through (e) above and clauses (h) through (i) below;

(g) all Indebtedness of any other Person of the type referred to in clauses (a) through (f) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(h) all obligations under Hedging Obligations of such Person; and

(i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided, that:

(i) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Agreement, and

(ii) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.

"Independent Financial Advisor" means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Borrower's Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

"INFONAVIT" means the Instituto del Fondo Nacional de la Vivienda para los Trabajadores of Mexico.

"Interest Period" means (i) in the case of the Interest Period commencing on the Effective Date, the period commencing on the Effective Date and ending on the date falling three months thereafter and (ii) for each subsequent Interest Period, the period commencing on the last date of the Interest Period then ending and ending on the date falling three months thereafter, provided that any Interest Period which would otherwise expire on a day that is not a Business Day shall expire on the immediately preceding Business Day, and provided further, that no Interest Period shall end after the Maturity Date.

"Interest Rate Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

"Investment" means, with respect to any Person, any:

(a) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(b) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(c) any purchase or acquisition by such Person of any Capital Stock, bonds, Loans, debentures or other securities or evidences of Indebtedness issued by, any other Person.

"Investment" will exclude accounts receivable or deposits arising in the ordinary course of business. "Invest," "Investing" and "Invested" will have corresponding meanings.

For purposes of Section 5.05, the Borrower will be deemed to have made an "Investment" in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary owed to the Borrower or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Borrower or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Borrower or any Restricted Subsidiary or owed to the Borrower or any other Restricted Subsidiary immediately following such sale or other disposition.

"Investment Return" means, in respect of any Investment (other than a Permitted Investment) made after the Effective Date by the Borrower or any Restricted Subsidiary:

(a) the cash proceeds received by the Borrower upon the sale, liquidation, repayment or return (in the form of a dividend or otherwise) of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Borrower and its Restricted Subsidiaries in full, less any payments previously made by the Borrower or any Restricted Subsidiary in respect of such Guarantee;

(b) in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(i) the Borrower's Investment in such Unrestricted Subsidiary at the time of such Revocation;

(ii) that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Borrower's equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(iii) the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(c) in the event the Borrower or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, the existing Investment of the Borrower and its Restricted Subsidiaries in such Person, in the case of each of (a), (b) and (c), up to the amount of such Investment that was treated as a Restricted Payment in Section 5.05 less the amount of any previous Investment Return in respect of such Investment.

"IPAB" means the Instituto para la Proteccion al Ahorro Bancario of Mexico.

"Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Lender Parties" means the Lenders and the Administrative Agent.

"Lenders" means each of the Persons listed on the signature pages hereto (other than the Credit Parties and the Administrative Agent, in its capacity as such), and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

"LIBOR" means, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period (or in the case of the first Interest Period, on such first day) by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, "LIBOR" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, further, that for the initial Interest Period commencing on the Effective Date, "LIBOR" means the rate determined as provided above at approximately 11:00 a.m. (London time) on the date that is one Business Day prior to the Effective Date or on the Effective Date, whichever is higher.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder.

"Loan Documents" means this Agreement, the Notes and the Additional Interest Letter, and all other agreements, instruments, documents and certificates executed, by or on behalf of the Borrower and delivered concurrently herewith or at any time hereafter to or for the benefit of the Administrative Agent and/or any of the Lenders in connection with the transactions contemplated by this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or extended from time to time.

"Loan Guarantee" means, for any Guarantor, the Guarantee of the Borrower's Obligations under the Loans and this Agreement provided by such Guarantor pursuant to Article 8 of this Agreement.

"Loans" means loans made by the Lenders to the Borrower pursuant to Section 2.01 of this Agreement.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Lender Party under any Loan Document.

"Material Indebtedness" means Indebtedness (other than obligations in respect of the Loans) of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $25 million. For purposes of determining Material Indebtedness, the "principal amount" of the Hedging Obligations of the Borrower or any of its Subsidiaries at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or any of its Subsidiaries would be required to pay if such Hedging Agreement were terminated at such time.

"Maturity Date" means the date that corresponds numerically to the Effective Date in the 18th month thereafter, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

"Mexican GAAP" means generally accepted accounting principles in Mexico that are in effect as of the date of the issuance of the Existing Senior Notes.

"Mexico" means the United Mexican States.

"Ministry of Finance" means the Secretaria de Hacienda y Credito Publico of Mexico.

"Moody's" means Moody's Investors Service, Inc.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale, net of:

(A) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(B) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(C) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(D) solely with respect to such Asset Sale, appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with Mexican GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness; and

(E) amounts deposited in escrow or under similar arrangements to guarantee indemnification or other obligations arising in connection with such Asset Sale unless and until such amounts are released from escrow or such arrangements to the Borrower or any Restricted Subsidiary.

"Note" has the meaning assigned to it in Section 2.05(e).

"Obligations" means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest thereon), premium, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of Loans, all principal of and interest (including, with limitation, Post-Petition Interest) on, and all premium referred to in Section 2.04 with respect to, the Loans.

"Obsolete Equipment" means any machinery, equipment, furniture, apparatus, tools or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Borrower or its Subsidiaries.

"Officer" means the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or the Treasurer of the Borrower.

"Officer's Certificate" means a certificate duly executed by any two of the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower.

"Opinion of Counsel" means a written opinion of counsel, who may be an employee of or counsel for the Borrower and who shall be reasonably acceptable to the Administrative Agent.

"Other Facilities Collateral Documents" means the "Collateral Documents" as defined in the Existing Senior Note Indenture in effect on the date hereof.

"Participants" has the meaning specified in Section 9.04(d).

"Permitted Business" means the business or businesses conducted by the Borrower and its Restricted Subsidiaries as of the Effective Date and any business ancillary or complementary thereto.

"Permitted Holders" means (i) any member of the Board of Directors of Vitro on the Effective Date, (ii) a parent, brother or sister of any of the individuals named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v), (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi), (viii) the Vitro employee stock option trust and (ix) the Vitro employee pension trust.

"Permitted Indebtedness" has the meaning assigned to it in Section 5.03(b).

"Permitted Investments" means:

(a) Investments by the Borrower or any Restricted Subsidiary in any Person that is, or that results in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Borrower or with or into a Restricted Subsidiary;

(b) Investments by any Restricted Subsidiary in the Borrower;

(c) Investments in cash and Cash Equivalents;

(d) any extension, modification or renewal of any Investments existing as of the Effective Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Effective Date);

(e) Investments permitted pursuant to Section 5.11(b)(ii) and Section 5.11(b)(v);

(f) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(g) Investments made by the Borrower or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with Section 5.06;

(h) Investments in the form of Hedging Obligations permitted under Section 5.03(b)(vii);

(i) Investments made solely in the form of common equity of the Borrower constituting Qualified Capital Stock;

(j) purchases of Capital Stock of Vitro in an aggregate amount not to exceed $2 million in any calendar year by a stock incentive plan for the benefit of employees of the Borrower and its Subsidiaries; and

(k) other Investments in a Person engaged in a Permitted Business not to exceed $10 million at any one time outstanding.

"Permitted Joint Venture" means (i) Comegua and its Subsidiaries for so long as any third party that is not an Affiliate of Vitro shall directly or indirectly own any of its Capital Stock, and (ii) any joint venture or other entity created after the Effective Date that is a Restricted Subsidiary, the purpose of which is to develop a new production facility for use in a Permitted Business of the Borrower, a portion of the Capital Stock of which is owned by a third party that is not an Affiliate of Vitro.

"Permitted Liens" means any of the following:

(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Mexican GAAP has been made in respect thereof;

(b) Liens for taxes, assessments or governmental charges or levies on the property of the Borrower or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with Mexican GAAP shall have been made therefor;

(c) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or a Restricted Subsidiary, including rights of offset and set-off;

(f) Liens existing on the Effective Date;

(g) zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of the Borrower or a Restricted Subsidiary;

(h) Liens created pursuant to the Other Facilities Collateral Documents;

(i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(j) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with Section 5.03 and that are secured by the same assets as secure such Hedging Obligations;

(k) Liens existing on the Effective Date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted in Section 5.10 not incurred pursuant to clause (n) below and which Indebtedness has been Incurred in accordance with Section 5.03; provided, that such new Liens:

(i) are no less favorable to the Lenders with respect to their Loans and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and

(ii) do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(l) Liens securing Acquired Indebtedness Incurred in accordance with Section 5.03 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that

(i) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary and

(ii) such Liens do not extend to or cover any property of the Borrower or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Borrower or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary;

(m) [Intentionally Omitted];

(n) Liens on accounts receivable and related assets granted in connection with a Qualified Receivables Transaction;

(o) Liens on assets or property of Comegua or its Subsidiaries securing Indebtedness of Comegua or its Subsidiaries; and

(p) Liens securing the obligations of the Borrower or any Restricted Subsidiary pursuant to agreements for indemnification, adjustment of purchase price or similar obligations, or from Guarantees, letters of credit, escrows or other similar instruments, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, in a principal amount not to exceed the sales price (including the assumption of Indebtedness) in connection with such disposition.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Post-Petition Interest" means all interest accrued or accruing after the commencement of any insolvency, concurso mercantil or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency, concurso mercantil or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency, concurso mercantil or liquidation proceeding.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

"Prime Rate" means the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is announced as being effective.

"Process Agent" has the meaning set forth in Section 9.09 hereof.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

"Qualified Receivables Transaction" means either (i) the accounts receivable factoring program existing on the Effective Date and any successor receivables facility involving the sale or other transfers of accounts receivable of the Mexican sales by the Borrower and its Subsidiaries or any accounts receivable factoring program involving the sales or other transfers by Alcali of its accounts receivable, the aggregate outstanding amount of which will in no event at any time exceed $81 million and (ii) sales or other transfers by Comegua and its Subsidiaries of its accounts receivable, the aggregate outstanding amount of which will in no event at any time exceed $30 million.

"Refinance" means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, extend, renew, repay, redeem, replace, defease or refund such Indebtedness in whole or in part. "Refinanced" and "Refinancing" will have correlative meanings.

"Refinancing Indebtedness" means Indebtedness of the Borrower or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Borrower or a Restricted Subsidiary so long as:

(a) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or accreted value as of such date, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Borrower in connection with such Refinancing); or

(b) such new Indebtedness has:

(i) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(ii) a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; or

(c) if the Indebtedness being Refinanced is:

(i) Indebtedness of the Borrower, then such Refinancing Indebtedness will be Indebtedness of the Borrower, and

(ii) Subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the Loans, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

"Register" has the meaning specified in Section 9.04(c).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

The "Required Consolidated Fixed Charge Ratio" shall be satisfied as of any date of determination if on such date, the Consolidated Fixed Charge Ratio of the Borrower is greater than (x) 2.50 to 1.00, if such date of determination is on or prior to July 23, 2006 and (B) 2.75 to 1.00, if such date of determination is after July 23, 2006 but on or prior to the Maturity Date.

"Required Lenders" means, at any time, Lenders having outstanding Loans representing at least 51% of the sum of all outstanding Loans at such time; provided that, for purposes of the definition of Required Lenders, any Loans held by Vitro or its Affiliates shall be deemed to not be outstanding.

"Restricted Payment" has the meaning set forth under Section 5.05.

"Restricted Subsidiary" means any Subsidiary of the Borrower which at the time of determination is not an Unrestricted Subsidiary. When "Restricted Subsidiary" is used with respect to Comegua, it means a Subsidiary of Comegua that is a Restricted Subsidiary of the Borrower.

"Revocation" has the meaning set forth in Section 5.08(c).

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or a Restricted Subsidiary of any property, whether owned by the Borrower or any Restricted Subsidiary at the Effective Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"SAR" means Sistema de Ahorro para el Retiro.

"SEC" means the U.S. Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Senior Credit Facilities" means (i) the Existing Credit Facility and (ii) one or more bank credit facilities of the Borrower or any Guarantor, which may be guaranteed by one or more Guarantors, with an initial Weighted Average Life to Maturity of at least two years and any other bank credit facility of the Borrower or any Guarantor, which may be guaranteed by one or more Guarantors, with an initial Weighted Average Life to Maturity of at least two years replacing or refinancing any such bank credit facilities.

"Significant Subsidiary" means a Subsidiary of the Borrower constituting a "Significant Subsidiary" of the Borrower in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof, except that all references to 10% in Rule 102(w) are replaced with 5%.

"SOFIVSA" means Servicios y Operaciones Financieras Vitro, S.A. de C.V., a Wholly Owned Subsidiary of Vitro.

"Statutory Reserve Adjustment" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

"Subordinated Indebtedness" means, with respect to the Borrower or any Guarantor, any Indebtedness of the Borrower or such Guarantor which is expressly subordinated in right of payment to the Loans or such Guarantor's Guarantee hereunder, as the case may be.

"Subsidiary" means, with respect to any Person, any other Person (i) of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person's outstanding Voting Stock and (ii) any other Person that is combined or consolidated in accordance with Mexican GAAP with such Person for purposes of financial reporting.

"Taxing Jurisdiction" has the meaning assigned to it in Section 5.14(a).

"Trade Payables" means, with respect to any Person, any accounts payable owed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year from the date of Incurrence thereof, which constitute accounts payable and are considered current liabilities in accordance with Mexican GAAP.

"Trustee" means the party named as the "Trustee" from time to time with respect to the Existing Senior Notes under the Indenture therefor.

"United States" means the United States of America.

"Unrestricted Subsidiary" means any Subsidiary of the Borrower Designated as such pursuant to Section 5.08. Any such Designation may be revoked by a Board Resolution of the Borrower, subject to the provisions of Section 5.08.

"U.S. GAAP" means generally accepted accounting principles in the United States that are in effect as of the date of the issuance of the Existing Senior Notes.

"Vitro" means Vitro, S.A. de C.V.

"Vitro Plan" means Vitro Plan, S.A. de C.V.

"Vitro Restricted Subsidiary" means any Subsidiary (other than the Borrower and its Subsidiaries) of Vitro that is a "Restricted Subsidiary" pursuant to the Agreement, dated as of October 22, 2003, between Vitro and Wachovia Bank National Association with respect to Vitro's 11.75% Senior Loans due 2013 or the Agreement, dated May 1, 1997, among SOFIVSA, Vitro as guarantor, and Texas Commerce Bank National Association with respect to SOFIVSA's 11 3/8% Loans due 2007, in each case as amended from time to time.

"Voting Stock" with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into:

(2) the sum of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower.

"Wholly Owned Subsidiary" with respect to any Person, a Subsidiary of which all of the outstanding Capital Stock of which (other than, in the case of a Restricted Subsidiary not organized in the United States, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies the definition of Wholly Owned Subsidiary with respect to such Person.

Section 1.02. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any definition of a term defined by reference to or incorporated by reference from the Existing Senior Note Indenture or the Existing Credit Facility is used as such definition is included in the such agreement as in effect on the date of this Agreement (including other defined terms used in such definition), without giving effect to any amendment or modification thereof except with the prior written approval of the Required Lenders and Credit Parties.

Section 1.03. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Mexican GAAP.

Article 2
 The Credits

Section 2.01. Commitments.(a) The Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a loan to the Borrower on the Effective Date in a principal amount equal to its Commitment. Amounts repaid in respect of Loans may not be reborrowed. The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender's failure to make Loans as and when required hereunder.

(b) Termination of the Commitments on the Effective Date. Unless previously terminated, the Commitments will terminate on the Effective Date immediately after the Borrowing (if any) hereunder.

Section 2.02. Request to Borrow. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by at least one Business Day before the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable, shall be in substantially the form as set forth on Exhibit H hereto and shall be signed by the Borrower. The Borrowing Request shall specify the following information:

(i) the aggregate amount of the Borrowing;

(ii) the date of the Borrowing, which shall be the Effective Date; and

(iii) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

Promptly after it receives the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender's Loan to be made pursuant thereto.

Section 2.03. Funding of Loans. (a) Each Lender shall wire the principal amount of its Loan in immediately available funds, by 12:00 noon, New York City time, on the date of the Borrowing, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in the United States and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and (if such amount is not made available by such Lender within three Business Days of the date of such Borrowing) the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (but including the interest rate applicable to the Loans and the credit risk of the Borrower) or (ii) in the case of the Borrower, the interest rate applicable to such Loan for such period, provided that nothing in this Section 2.03(b) shall impair the Borrower's rights against such Lender for failure to make such Lender's Loan. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender's Loan included in such Borrowing.

Section 2.04. Interest Rate.(a) The Loans shall bear interest for each day, subject to clause (b) of this Section 2.04 and to Section 2.08, at a rate equal to (x) Adjusted LIBOR for the then current Interest Period plus (y) the Applicable Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount, while overdue, shall bear interest, to the extent permitted by law, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (y) in the case of any other amount, 2% plus the Base Rate plus the Applicable Margin.

(c) Interest accrued on each Loan shall be payable in arrears on the last day of each Interest Period; provided that (i) interest accrued pursuant to clause (b) above shall be payable on demand and (ii) upon any repayment of any Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment.

(d) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Rate shall be determined as agreed in accordance with Section 2.08, and interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day (including in the case of any calculation thereof for an Interest Period)). Each applicable Base Rate or Adjusted LIBOR shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

Section 2.05. Payment at Maturity; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender's Loan (together with accrued and unpaid interest thereon to the Maturity Date).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loan made by it be evidenced by a promissory note (any such promissory note, a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note substantially in the form of Exhibit D hereto and payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.06. Optional and Mandatory Prepayments. (a) Optional Prepayments. The Borrower shall not be permitted to prepay, at its option, any Loan in whole or in part at any time prior to September 11, 2006. On or after September 11, 2006, the Borrower may prepay any Loan in whole or in part, subject to the provisions of this Section.

(b) Mandatory Prepayments. The Borrower shall prepay Loans in the manner and to the extent required in connection with any Asset Sale Offer in accordance with the provisions of Section 5.06.

(c) Notice of and Provisions for Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of the Borrowing hereunder not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Loans shall be applied ratably to all Loans of the Lenders. Each prepayment of the Loans, in whole or in part, shall be accompanied by accrued interest thereunder to the date of such prepayment, and premium, if any, with respect thereto.

Section 2.07. Fees. (a) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.

(b) The Borrower shall pay to the Administrative Agent on the Effective Date, for the account of the Lenders ratably in accordance with their respective Commitments, a fee in an amount equal to 0.50% of the aggregate amount of the Commitments.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.08. Alternate Rate of Interest. If before the beginning of any Interest Period:

(i) the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period; or

(ii) Lenders whose Loans to be included in the Borrowing aggregate at least 51% thereof advise the Administrative Agent that the Adjusted LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Loans shall bear interest at a rate for each day equal to (x) the Base Rate for such day plus (y) the Applicable Margin for the then current Interest Period minus 1% per annum (such rate for any day, the "Alternate Rate").

Section 2.09. Increased Costs. (a) If any Change in Law (other than a Change in Law affecting taxes) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBOR); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount which such Lender deems to be material, of making or maintaining any Loan or reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, subject to Section 2.09(e), the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.09(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (i) that one of the events described in this Section 2.09(a) has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then, subject to Section 2.09(e), from time to time after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (i) that an event described in this Section 2.09(b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the reduction of the rate of return on capital resulting from such event and (iii) as to the additional amount or amounts demanded by such Lender or its holding company and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, at any time that any Loan is affected by the circumstances described in paragraphs (a) or (b) of this Section 2.09, the Borrower may, if the affected Loan is then outstanding, upon at least five Business Days written notice to the Administrative Agent, repay the Loan of the affected Lender (including all accrued interest and fees); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(c).

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.10. Break Funding Payments. If (a) any principal of any Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (b) the Borrower fails to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Loan bearing interest based on Adjusted LIBOR, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. If any Lender becomes entitled to claim any amounts under this Section 2.10, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (i) that one of the events described in clause (a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (iii) as to the amount for which such Lender seeks compensation hereunder and a reasonably detailed explanation of the calculation thereof. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.11. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees or amounts payable under Section 2.09, 2.10 or 5.14 or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set‑off or counterclaim. Any amount received after such time on any day may, in the sole discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent through wire transfer of immediately available funds to the Administrative Agent's account at Bank of New York, ABA 021000018, A/C Name: CSFB Agency Cayman Account, A/C Number: 8900492627, Reference: Vitro; except that payments pursuant to Sections Section 2.09, 2.10, 5.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.03(b), 2.11(d), or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.12. Lender's Obligation to Mitigate. If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment Error! Bookmark not defined.(i) would eliminate or reduce amounts payable pursuant to Section 2.09 or Section 5.14, as the case may be, in the future, Error! Bookmark not defined.(ii) would not subject such Lender to any unreimbursed cost or expense (unless the Borrower agrees to reimburse such Lender for any such costs and expenses) and Error! Bookmark not defined.(iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.13. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Borrower under any Loan Document in the currency expressed to be payable in such Loan Document (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's New York City office at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent under any Loan Document shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as applicable, against such loss, and if the amount of the specified currency so purchased exceeds (i) the sum originally due to such Lender or the Administrative Agent, as applicable, and (ii) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.11, such Lender or the Administrative Agent, as applicable, agrees to remit such excess to the Borrower.

Article 3
Representations and Warranties

Each Credit Party represents and warrants to the Lender Parties that:

Section 3.01.Organization; Powers. Each of the Borrower and its Subsidiaries has been duly incorporated, is validly existing under the laws of the jurisdiction in which it was incorporated and, where applicable, is in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, other than where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 3.02. Stock. Except as otherwise set forth in Schedule 3.02, (a) all the outstanding shares of Capital Stock of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and (b) all outstanding shares of Capital Stock of the Subsidiaries of the Borrower held by the Borrower are owned by the Borrower either directly or through Wholly Owned Subsidiaries free and clear of any Lien other than Permitted Liens.

Section 3.03.Authorization; Enforceability. The execution, delivery and performance of (x) the Loan Documents and (y) the borrowing of the Loans and the other transactions contemplated hereby or thereby are within the corporate powers of each Credit Party party thereto and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and each of its Subsidiaries party hereto and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation enforceable against each of the Borrower and any Credit Party that is a party thereto, in accordance with its terms, subject to applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium, tax, labor and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04.Governmental Approvals. No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated in the Loan Documents, except such as may be required under the Loan Documents.

Section 3.05. No Conflicts. None of the execution and delivery of the Loan Documents, the consummation of any other of the transactions therein contemplated, nor the fulfillment of the terms thereof will conflict with, result in a breach or violation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries pursuant to, (i) the estatutos sociales or comparable constituting documents of Vitro, the Borrower or any of their Subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Vitro, the Borrower or any of their Subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Vitro, the Borrower or any of their Subsidiaries or any of its or their properties.

Section 3.06.Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its audited combined consolidated balance sheet as of December 31, 2004 and the related audited combined consolidated statements of income, stockholders' equity and changes in financial position (cambios en la situacion financiera) for the fiscal year then ended, reported on by Deloitte Touche Tohmatsu, independent public accountants, and (ii) its unaudited combined consolidated balance sheet as of June 30, 2005, and the related combined consolidated statements of income and changes in financial position (cambios en la situacion financiera) for the portion of the fiscal year then ended, all certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position (cambios en la situacion financiera) of the Borrower and its consolidated Subsidiaries as of such dates and their results of operations and changes in financial position (cambios en la situacion financiera) for such periods in accordance with Mexican GAAP, subject to normal year‑end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2004, there has been no Material Adverse Effect.

Section 3.07.Litigation. Except as set forth on Schedule 3.07, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries or its or their property is pending or, to the best knowledge of the Borrower, threatened that, in each case, could reasonably be expected to have a Material Adverse Effect.

Section 3.08. Properties. (a) Except as set forth in Schedule 3.08(a), each of the Borrower and its Subsidiaries has good and marketable title in fee simple to all real property purported to be owned by it and owns all of its personal property purported to be owned by it, in each case, free and clear of all liens, encumbrances, claims and defects except Permitted Liens.

(b) The Borrower and its Subsidiaries own, possess, license or have other rights to use all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of the Borrower's business as now conducted, except where the failure to own, possess, license or have other rights to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.08(b), there is no pending or, to the Borrower's knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any of the Intellectual Property that could reasonably be expected to have a Material Adverse Effect, and the Borrower is unaware of any facts that would form a reasonable basis for any such claim. Except as set forth in Schedule 3.08(b), (i) there is no pending or, to the Borrower's knowledge, threatened action, suit, proceeding or claim by others that the Borrower or any of its Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others that could reasonably be expected to have a Material Adverse Effect, and (ii) the Borrower is unaware of any other fact that would form a reasonable basis for any such claim.

Section 3.09. Compliance with Laws and Agreements. Except for laws relating to taxes, which are covered in Section 3.11 below, neither the Borrower nor any of its Subsidiaries is in violation or default of (a) any provision of its estatutos sociales or comparable constituting documents; (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Borrower or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Borrower or such subsidiary or any of its properties, as applicable, other than violations and defaults with respect to clauses (b) and (c) which individually and in the aggregate do not have and would not reasonably be expected to have a Material Adverse Effect.

Section 3.10.Investment and Holding Company Status. None of the Borrower and its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.11.Taxes.

(a) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or Borrowing hereunder.

(b) Each of the Borrower and its Subsidiaries has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.

Section 3.12. Labor. No labor problem or dispute with the employees of the Borrower or any of its Subsidiaries exists or, to the knowledge of the Borrower, is threatened or imminent, and the Borrower is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries' principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

Section 3.13. Insurance. The Borrower and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Borrower or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Borrower and its Subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by the Borrower or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Borrower nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and neither the Borrower nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 3.14. Conduct of Business. (a) The Borrower and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, other than such licenses, certificates, permits or other authorization the failure of which to possess would not have a Material Adverse Effect; neither the Borrower nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Mexican GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.15. Environmental and Regulatory Matters. (a) The Borrower and its Subsidiaries (i) are in compliance with any and all applicable Mexican and foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except, in the case of clauses (i) through (iii), where such non-compliance with Environmental Laws, permits, licenses or other approvals, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.

(b) In the ordinary course of its business, the Borrower periodically reviews the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Borrower has reasonably concluded that such associated costs and liabilities could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

(d) None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"); and the Borrower will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.16.Pari Passu Status. The obligations of each Credit Party under the Loan Documents constitute direct and unconditional obligations of such Credit Party and rank at least pari passu in right of payment, with all other obligations of such Credit Party at any time outstanding; except (i) with respect to assets that are subject to Permitted Liens and (ii) that in any bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico, labor claims (with respect to base salary, exclusively for a period of two years), claims of tax authorities for unpaid taxes, litigation costs, fees and expenses of the mediator (conciliador), receiver (sIndico) and visitor (visitador), social security quotas, workers' housing fund quotas, retirement fund quotas and claims of secured creditors up to the value of their respective collateral will have priority over claims of the Administrative Agent and the Lenders.

Section 3.17.Subsidiaries. Schedule 3.17 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date. All the Borrower's Subsidiaries are, and will at all times be, except as required or permitted under Mexican GAAP, fully consolidated in its consolidated financial statements. As of the Effective Date, each Subsidiary that is a "Guarantor" under the Existing Senior Note Indenture and Existing Credit Facility is a Guarantor under this Agreement.

Section 3.18.Solvency. As of the Effective Date, (i) the fair value of the assets of each Credit Party, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party exceeds the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) no Credit Party has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date and (v) each Credit Party will not, or will not deemed to be, generally in default with respect to its payment obligations pursuant to the Mexican Ley de Concursos Mercantiles.

Section 3.19.Legal Form. (a) Each of the Loan Documents is in proper legal form under all applicable laws for the enforcement thereof in accordance with their respective terms against the parties thereto under such laws. To ensure the legality, validity, enforceability or admissibility into evidence of the Loan Documents, it is not necessary that any of such Loan Documents or any other document be filed or recorded with any applicable Governmental Authority or that any stamp or similar tax be paid on or in respect of this Agreement or any Note, or any other such document, except that in the event that any legal proceedings with respect to any Loan Document are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a Mexican court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of such translation, and the proceedings would thereafter be based upon the translated documents. Any judgment against the Borrower obtained in a non-Mexican state or federal court to which the Borrower is submitting pursuant to Section 9.09(b) hereof is capable of being enforced in the courts of Mexico, subject to the satisfaction of all applicable procedural requirements.

(b) Neither the Borrower nor any of its property has any immunity on the ground of sovereignty or otherwise, from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any applicable laws in respect of the obligations of the Borrower under the Loan Documents or from the execution or enforcement of any judgment resulting therefrom, and if the Borrower or any of its revenues, assets or properties should become entitled to any such right of immunity, the Borrower has effectively waived such right pursuant to Section 9.09(e).

(c) It is not necessary in order for any Lender Party to enforce any of its rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Borrower of the Loan Documents, that any Lender Party be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in any jurisdiction.

(d) Any certificate signed by any officer of the Borrower and delivered to the Administrative Agent (or its counsel) in connection with the Loans and this Agreement shall be deemed a representation and warranty by the Borrower, as to matters covered thereby, to each Lender.

Section 3.20. Disclosure. All information furnished on or prior to the Effective Date by any Credit Party to the Administrative Agent or any Lender in connection with this Agreement and the transactions contemplated hereby are true, complete and accurate in all material respect, or (in the case of projections, if applicable) based on reasonable estimates, on the date as of which such information is stated or certified.

Article 4
Conditions

Section 4.01.Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party to this Agreement either (x) a counterpart hereof signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement and (ii) from each party to the Additional Interest Letter either (x) a counterpart hereof signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of the Additional Interest Letter.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Cravath, Swaine & Moore LLP, special New York counsel to the Borrower and the Guarantors, (ii) Lic. Alejandro Sanchez, General Counsel to the Borrower and the Guarantors, and (iii) Kuri Brena, Sanchez Ugarte, Corcuera y Aznar, S.C., special Mexican counsel to the Borrower and the Guarantors, substantially in the form of Exhibits B-1, B-2 and B-3, respectively. The Borrower requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Davis Polk & Wardwell, special New York counsel to the Administrative Agent and (ii) Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexican counsel to the Administrative Agent, substantially in the form of Exhibits C-1 and C-2, respectively, in each case covering such matters relating to the Loan Documents as the Required Lenders may reasonably request.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of each Credit Party, (ii) the authorization of the Borrowing hereunder (including the execution and delivery of, and performance by such Credit Party of its obligations under, each Loan Document to which it is a party) and any other transactions contemplated hereby and (iii) any other legal matters relating to the Credit Parties, the Loan Documents or such other transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or an Officer of the Borrower, confirming compliance with the conditions set forth in clauses (l) and (m) of this Section.

(f) The Administrative Agent shall have received irrevocable authorization by the Borrower to deduct (i) all fees referred to in Section 2.07 hereof and all reasonable and documented accrued fees and expenses of the Administrative Agent and of the expenses then due and payable under Section 9.03 hereof, including, without limitation, the reasonable and documented fees and expenses of Davis Polk & Wardwell, special New York counsel to the Administrative Agent, and Creel, GarcIa-Cuellar y Muggenburg, S.C., special Mexican counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the Loans hereunder, and also including all stamp taxes or similar taxes in connection with the Loan Documents, from the proceeds of the Loans; provided, that a statement of such fees and expenses shall have been submitted at least one Business Day prior to the Effective Date and (ii) all outstanding fees and expenses due to Cravath, Swaine & Moore LLP.

(g) The Administrative Agent shall have received certification, substantially in the form of Exhibit E hereto, as to the financial condition and solvency of the Borrower and its Subsidiaries from the Chief Financial Officer of the Borrower.

(h) The Administrative Agent shall have received a certificate of each Credit Party in substantially the form of Exhibit G hereto as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of such Credit Party.

(i) No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower and its Subsidiaries after September 1, 2005 as a result of their continuing investigation or otherwise that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) There shall not have occurred a material adverse change in the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2004.

(k) The Administrative Agent shall have received (i) a Mexican law notarized special irrevocable power of Borrower and each Guarantor (other than Vitro Packaging, Inc.) appointing the Process Agent in substantially the form of Exhibit J hereto; and (ii) a Process Agent Acceptance, duly executed and delivered by the Process Agent in accordance with Section 9.09(d).

(l) Each of the representations and warranties of each Credit Party set forth in the Loan Documents shall be true in all material respects on and as of the Effective Date.

(m) No Default shall have occurred and be continuing.

(n) The Administrative Agent shall have received the Borrowing Request in accordance with Section 2.02 hereof.

(o) The Administrative Agent shall have received the Notes evidencing the Loans in accordance with Section 2.05(e) hereof.

(p) The Administrative Agent shall have received irrevocable instructions signed by the Borrower, in form and substance satisfactory to the Administrative Agent, as to the remittance by the Administrative Agent of the proceeds of the Loans (such instructions to be consistent with the provisions of Section 4.01(f) above).

(q) Substantially simultaneously with the making of the Loans hereunder, Vitro Plan shall have entered into a credit facility in an aggregate principal amount of $45,000,000, and the loans provided for thereunder shall have been fully made.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (or waived pursuant to Section 9.02) before 5:00 p.m., New York City time, on October 3, 2005 (and, if any such condition is not so satisfied or waived, the Commitments shall terminate at such time).

Unless the Borrower otherwise notify the Administrative Agent prior to the Effective Date, the Borrowing Request shall constitute a certification by the Borrower that all the conditions set forth in this Section 4.01 have been fulfilled as of the Effective Date.

Article 5
Covenants

Section 5.01.Compliance Certificate. The Borrower and each Guarantor shall deliver to the Administrative Agent within 90 days after the end of each fiscal year of the Borrower, an Officer's Certificate stating that in the course of the performance by the signers of their duties as Officers of the Borrower or such Guarantor, as the case may be, they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period or following such event, as the case may be. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Borrower or such Guarantor is taking or proposes to take with respect thereto.

Section 5.02.Waiver of Stay, Extension or Usury Laws. The Borrower and each Guarantor covenants (to the fullest extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrower or such Guarantor from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement. The Borrower and each Guarantor hereby expressly waives (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.03.Limitation on Incurrence of Additional Indebtedness. (a) The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, without duplication, or permit any Restricted Subsidiary to Incur Preferred Stock, except that Comegua and its Subsidiaries may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of Comegua is greater than (x) 2.50 to 1.00, if such Indebtedness is Incurred on or prior to July 23, 2006 and (y) 2.75 to 1.00 if such Indebtedness is Incurred after July 23, 2006 but on or prior to the Maturity Date; provided that any such Indebtedness may not be Guaranteed by VENA or any of its Restricted Subsidiaries (other than Comegua and its Subsidiaries).

(b) Notwithstanding clause (a) above, the Borrower and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness, including Acquired Indebtedness, if applicable ("Permitted Indebtedness"):

(i) Indebtedness of the Borrower in respect of the Existing Senior Notes not to exceed an amount equal to (A) the lesser of (i) $250 million and (ii) $400 million minus the aggregate principal amount of all Senior Credit Facilities at any one time outstanding, minus (B) the sum of (x) the aggregate principal amount of any Indebtedness incurred to refinance the Existing Senior Notes pursuant to (xi)(B) below at any one time outstanding and (y) the amount of all permanent repayments, redemptions, repurchases or reductions of commitments, as applicable, in respect of the Existing Senior Notes and the Senior Credit Facilities made in order to comply with Section 3.9 of the Existing Senior Note Indenture and Section 5.03(b) of the Existing Credit Facility;

(ii) Indebtedness Incurred by the Borrower and any Guarantor under any Senior Credit Facilities (including Indebtedness under the Loan Documents and any other Indebtedness deemed to be a Senior Credit Facility after the date hereof) in an aggregate principal amount at any one time outstanding not to exceed an amount equal to (A) $400 million minus the aggregate principal amount of the Existing Senior Notes at any one time outstanding, minus (B) the sum of (x) the aggregate principal amount of any Indebtedness incurred to refinance the Existing Senior Notes pursuant to (xi)(B) below at any one time outstanding and (y) the amount of all permanent repayments, redemptions, repurchases or reductions of commitments, as applicable, in respect of the Existing Senior Notes and the Senior Credit Facilities made in order to comply with Section 3.9 of the Existing Senior Note Indenture and Section 5.03(b) of the Existing Credit Facility;

(iii) [Intentionally Omitted]

(iv) Indebtedness of the Borrower or any Guarantor in respect of a Qualified Receivables Transaction;

(v) Indebtedness of the Borrower or any Guarantor Incurred for working capital needs, to fund capital expenditures and to make interest payments, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $75 million at any one time outstanding (it being understood that Indebtedness outstanding on the date hereof and listed under the caption "Existing Working Capital Liens" in Schedule 5.03 shall be deemed Incurred under this clause (v));

(vi) Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Effective Date as set forth in Schedule 5.03 (other than Indebtedness outstanding on the date hereof and listed under the caption "Existing Working Capital Liens" in Schedule 5.03);

(vii) Hedging Obligations entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

(viii) intercompany Indebtedness or Preferred Stock between the Borrower and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that in the event that at any time any such Indebtedness ceases to be held by the Borrower or a Restricted Subsidiary, such Indebtedness will be deemed to be Incurred and not permitted by this clause (viii) at the time such event occurs;

(ix) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(x) Indebtedness of the Borrower or any of its Restricted Subsidiaries represented by bankers' acceptances, surety or appeal bonds, letters of credit, performance bonds or similar instruments for the account of the Borrower or any Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self insurance or similar requirements in the ordinary course of business;

(xi) Refinancing Indebtedness in respect of:

(A) Indebtedness (other than Indebtedness owed to the Borrower or any Subsidiary) Incurred pursuant to clause (a) above (it being understood that no Indebtedness outstanding on the Effective Date is Incurred pursuant to such clause (a) above), or

(B) Indebtedness Incurred pursuant to clauses (i), (vi), (xii) or (xvi) or this clause (xi) of this definition of "Permitted Indebtedness";

(xii) Acquired Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Acquired Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower); provided, however, that on the date of such acquisition and after giving pro forma effect to the Incurrence of such Acquired Indebtedness, (x) in the case of Acquired Indebtedness of a Subsidiary of Comegua, Comegua would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) above or (y) in any other case, the Required Consolidated Fixed Coverage Ratio shall be satisfied;

(xiii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees, letters of credit, escrows or other similar instruments securing the obligations of the Borrower or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, in a principal amount not to exceed the sale price (including the assumption of Indebtedness) in connection with such disposition;

(xiv) Indebtedness with respect to bankers' acceptances, surety or appeal bonds, letters of credit, performance bonds or similar instruments securing obligations entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries to the extent such letters of credit, performance bonds or similar instruments are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, performance bonds or similar instrument;

(xv) Indebtedness of one or more of the Borrower or any Guarantor in a principal amount not to exceed $10 million in the aggregate at any one time outstanding; and

(xvi) Indebtedness of the Borrower and any Guarantor under this Agreement in an aggregate principal amount not to exceed $105,000,000.

(c) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 5.03:

(i) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with Mexican GAAP;

(ii) accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock or Preferred Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.03; provided, that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clause (b) of this Section 5.03 will be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision;

(iii) (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (y) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above; and

(iv) the maximum amount that the Borrower or a Restricted Subsidiary may Incur pursuant to this Section 5.03 shall not be deemed to be exceeded, with respect to outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

Section 5.04.Limitation on Guarantees of Borrower or Restricted Subsidiary Indebtedness. The Borrower will not permit any Restricted Subsidiary other than a Guarantor to Guarantee any Indebtedness of the Borrower or another Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee the Loans, as the case may be, on an equal and ratable basis with such Guarantee for so long as such Guarantee or Lien remains effective, and in an amount at least equal to the amount of Borrower or other Restricted Subsidiary Indebtedness so Guaranteed; provided, however, that any Guarantee by any such Restricted Subsidiary of Subordinated Indebtedness of the Borrower or any Guarantor will be subordinated and junior in right of payment to the contemporaneous Guarantee of the Loans by such Restricted Subsidiary; and provided further, that the Borrower will not permit a Restricted Subsidiary to Guarantee any Capital Stock of the Borrower or another Restricted Subsidiary.

Section 5.05.Limitation on Restricted Payments.  Subject to the terms described in this Section 5.05, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a "Restricted Payment"):

(a) declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Borrower or any Restricted Subsidiary to holders of such Capital Stock, other than:

(i) dividends or distributions payable in Qualified Capital Stock of the Borrower,

(ii) dividends, returns of capital or distributions payable to the Borrower and/or a Restricted Subsidiary, or

(iii) dividends, distributions or returns of capital made on a pro rata basis to the Borrower and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary on the other hand (or on less than a pro rata basis to any minority holder);

 (b) purchase, redeem or otherwise acquire or retire for value:

(i) any Capital Stock of the Borrower, or

(ii) any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Borrower (other than a Restricted Subsidiary) or any Preferred Stock of a Restricted Subsidiary, except for Capital Stock held by the Borrower or a Restricted Subsidiary or purchases, redemptions, acquisitions or retirements for value of Capital Stock on a pro rata basis from the Borrower and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand, according to their respective percentage ownership of the Capital Stock of such Restricted Subsidiary;

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness; or

(d) make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment and immediately after giving effect thereto:

(1) a Default or an Event of Default has occurred and be continuing;

(2) the Required Consolidated Fixed Coverage Ratio shall not be satisfied; or

(3) the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Existing Senior Note Indenture Date up to the date thereof, less any Investment Return calculated as of the date thereof, shall exceed the sum of (without duplication):

(A) 50% of cumulative Consolidated Net Income of the Borrower or, if cumulative Consolidated Net Income of the Borrower is a loss, minus 50% of the loss, accrued during the period, treated as one accounting period, beginning on the first full fiscal quarter after the Existing Senior Note Indenture Date to the end of the most recent fiscal quarter for which consolidated financial information of the Borrower is available; plus

(B) 100% of the aggregate net cash proceeds received by the Borrower from any Person from any:

* contribution to the equity capital of the Borrower (not representing an interest in Disqualified Capital Stock) or issuance and sale of Qualified Capital Stock of the Borrower, in each case, subsequent to the Existing Senior Note Indenture Date, or

* issuance and sale subsequent to the Existing Senior Note Indenture Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness for borrowed money of the Borrower or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Borrower, excluding, in each case, any net cash proceeds:

(w) received from a Subsidiary of the Borrower;

(x) used to redeem Notes under "-Redemption-Optional Redemption Upon Public Equity Offerings" in Exhibit A of the Indenture; or

(y) applied in accordance with clause (4) or (5) of the second paragraph of this covenant below.

Notwithstanding the preceding paragraph, this Section 5.05 does not prohibit:

(1) any dividend or other distribution in respect of Capital Stock of the Borrower while it is a Vitro Restricted Subsidiary either:

(a) payable solely in shares of common stock of the Borrower; or

(b) if:

(i) the making of such Restricted Payment would not result in an Event of Default; and

(ii) at the time of such Restricted Payment and immediately after giving effect thereto, the Borrower Debt to EBITDA Ratio is less than or equal to 2.0 to 1.0;

(2) any loan or advance to Vitro or any Vitro Restricted Subsidiary;

(3) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration pursuant to the preceding paragraph;

(4) if no Default or Event of Default has occurred and be continuing, the acquisition of any shares of Capital Stock of the Borrower,

(x) in exchange for Qualified Capital Stock of the Borrower; or

(y) through the application of the net cash proceeds received by the Borrower from a substantially concurrent sale of Qualified Capital Stock of the Borrower or a contribution to the equity capital of the Borrower not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Borrower;

provided, that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds will be excluded from clause (3)(B) of the first paragraph of this Section 5.05 (and were not included therein at any time); or

(5) if no Default or Event of Default has occurred and is continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Subsidiary of the Borrower, of:

(x) Qualified Capital Stock of the Borrower; or

(y) Refinancing Indebtedness for such Subordinated Indebtedness;

provided, that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above will be excluded from clause (3)(B) of the first paragraph of this Section 5.05 (and were not included therein at any time).

In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date, amounts expended pursuant to clause (1), (2) (to the extent such loans and advances are not repaid) or (3) (without duplication for the declaration of the relevant dividend) above will be included in such calculation and amounts expended pursuant to clauses (2) (to the extent such loans and advances are repaid), (3) and (4) above will not be included in such calculation.

Section 5.06.Limitation on Asset Sales.

(a) Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

 (i) the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

 (ii) (A) prior to the Asset Sale Amount exceeding $300,000,000, the consideration received for the assets sold by the Borrower or the Restricted Subsidiary, as the case may be, in the Asset Sale will be in the form of (I) with respect to at least 80% of such consideration, cash, Cash Equivalents or the assumption of Indebtedness (other than Indebtedness owed to the Borrower or any Restricted Subsidiary or any Subordinated Indebtedness) and (II) with respect to the remainder of such consideration, if any,

 (1) property or assets (other than current assets as determined in accordance with Mexican GAAP, except for current assets acquired incidental to the acquisition of assets that constitute a line of business, or Capital Stock) to be owned by and used in a Permitted Business of the Borrower or any Restricted Subsidiary;

 (2) Capital Stock of (i) one or more Persons engaged in a Permitted Business (except as otherwise permitted by Section 5.15) which thereby become Restricted Subsidiaries, or (ii) a Restricted Subsidiary, in each case which Capital Stock was acquired from a third party other than the Borrower or a Restricted Subsidiary (Clauses (1) and (2), together, "Replacement Assets"), in each case received at the time of such Asset Sale; or

 (3) promissory notes or debt securities representing seller financing ("Seller Financing"); and

 (B) upon and after the Asset Sale Amount exceeding $300,000,000, 100% of the consideration received for assets sold by the Borrower or the Restricted Subsidiary, as the case may be, in the Asset Sale will be in the form of:

 (1) cash, Cash Equivalents or the assumption of Indebtedness (other than Indebtedness owed to the Borrower or any Restricted Subsidiary or any Subordinated Indebtedness);

 (2) Replacement Assets; or

 (3) Seller Financing.

The Borrower or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale to prepay obligations as required or permitted under the Existing Senior Note Indenture or the Existing Credit Facility.

(b) Asset Sale Offer. (i) To the extent all or a portion of the Net Cash Proceeds of any Asset Sale by the Borrower or any Restricted Subsidiary are not applied as described in the paragraph set forth above on or prior to the last day for the application of such proceeds therefor, provided that the aggregate amount of such Net Cash Proceeds not so applied and not previously the subject of an Asset Sale Offer (at any time, the "Unapplied Net Cash Proceeds") is at least $5 million (such date, the "Asset Sale Offer Trigger Date"), the Borrower will make an offer to prepay an aggregate principal amount of the Loans (the "Asset Sale Offer") equal to such Unapplied Net Cash Proceeds (the "Asset Sale Offer Amount"). Such Asset Sale Offer shall be made at 100% of the principal amount of the Loans to be prepaid, plus accrued and unpaid interest thereon and all other amounts payable under Section 5.04 in connection therewith, to the date of prepayment. The Borrower will prepay pursuant to an Asset Sale Offer Loans from all Lenders accepting such Asset Sale Offer (the "Accepting Lenders") on a pro rata basis (based on the amount of Loans the Accepting Lenders have elected to have prepaid). Pending application in accordance with this Section, amounts equal to the amount of such Asset Sale Offer will be invested in Cash Equivalents.

(ii) To conduct an Asset Sale Offer, the Borrower shall deliver to the Administrative Agent an Asset Sale Offer Notice offering to prepay the Loans as described above. Each Asset Sale Offer Notice shall state, in addition to the matters specified in the definition thereof, the prepayment date (the "Asset Sale Offer Payment Date"), which shall be no later than the fifth Business Day after receipt was due of the Lenders' election to have their Loans repaid in accordance with the following sentence. The Administrative Agent shall forward such Asset Sale Offer Notice to the Lenders within one Business Day following its receipt thereof. Upon receiving an Asset Sale Offer Notice, each Lender may elect, by notice to the Administrative Agent and the Borrower not later than five Business Days after receipt of the Asset Sale Notice, to have its Loan prepaid in whole or in part in integral multiples of $1,000, and shall notify the Administrative Agent of its acceptance thereof and, if relevant, the portion of its Loan to which such acceptance applies. Any Lender that does not deliver notice of its election to have its Loans repaid within five Business Days after receipt of the Asset Sale Notice, such Lender shall be deemed to have declined the Asset Sale Offer.

(iii) On the Asset Sale Offer Payment Date, the Borrower will, to the extent lawful, prepay the relevant portion of each Loan as to which such Asset Sale Offer has been accepted on the terms specified in this Section. To the extent that the aggregate amount of Loans the Accepting Lenders elected to have prepaid (the "Applicable Loans") exceeds the Asset Sale Offer Amount, the Borrower will prepay the Applicable Loans on a pro rata basis (based on amounts of the Applicable Loans as to which the Asset Sale Offer was accepted).

(iv) Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. To the extent that the aggregate amount of Loans prepaid pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Borrower may use any remaining Net Cash Proceeds for general corporate purposes of the Borrower and its Subsidiaries.

(v) If at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this Section 5.06 within the applicable time period from such conversion or disposition as set forth above.

Section 5.07.Limitation on the Ownership of Capital Stock of Restricted Subsidiaries. The Borrower will not permit any Person other than the Borrower or another Restricted Subsidiary to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary, except for:

(a) Capital Stock owned by such Person (or any direct or indirect transferee thereof) as of the Effective Date;

(b) directors' qualifying shares;

(c) any Capital Stock of any Permitted Joint Venture;

(d) the ownership by Persons other than the Borrower, its Restricted Subsidiaries or any Affiliate of Vitro of Capital Stock of a Restricted Subsidiary so long as the Borrower directly or through a Restricted Subsidiary owns and controls at least 51% of the Voting Stock of, and economic interest in, such Restricted Subsidiary;

(e) the sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary held by the Borrower and its Restricted Subsidiaries to any Person other than the Borrower or another Restricted Subsidiary effected in accordance with Section 5.06; and

(f) in the case of a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a pro rata basis to the Borrower and its Restricted Subsidiaries, on the one hand, and minority holders of the Capital Stock of such Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority holder).

Section 5.08.Limitation on Designation of Unrestricted Subsidiaries. The Borrower may designate after the Effective Date any Subsidiary of the Borrower as an "Unrestricted Subsidiary" under this Agreement (a "Designation") only if:

 (i) no Default or Event of Default has occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Borrower or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with Section 5.11;

 (ii) at the time of and after giving effect to such Designation, the Required Consolidated Fixed Coverage Ratio shall be satisfied;

 (iii) the Borrower would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph of Section 5.05 in an amount (the "Designation Amount") equal to the amount of the Borrower's Investment in such Subsidiary on such date; and

 (iv) such Subsidiary is not a Vitro Restricted Subsidiary.

(b) Neither the Borrower nor any Restricted Subsidiary will at any time:

(i) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(ii) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(iii) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary; except

(A) for any non-recourse Guarantee given solely to support the pledge by the Borrower or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary; and

(B) that the Borrower may Guarantee any Indebtedness of an Unrestricted Subsidiary if at the time of and after giving effect to such Guarantee, the Required Consolidated Fixed Coverage Ratio shall be satisfied and the first paragraph of Section 5.05 and the aggregate amount of all Guarantees of the Borrower of Indebtedness of Unrestricted Subsidiaries shall not exceed $50 million.

 (c) The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

 (i) No Default or Event of Default has occurred and be continuing at the time of and after giving effect to such Revocation; and

 (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Agreement.

 (d) The Designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Borrower, delivered to the Administrative Agent certifying compliance with the preceding provisions.

Section 5.09.Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in paragraph (b) below, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock to the Borrower or any other Restricted Subsidiary or pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary;

(ii) make loans or advances to the Borrower or any other Restricted Subsidiary; or

(iii) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.

 (b) Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement;

(iii) any encumbrances or restrictions in effect as of the Effective Date and any encumbrances or restrictions contained in extensions, refinancings, renewals or replacements of any Indebtedness outstanding on the Effective Date that are not materially more restrictive than those in existence on the Effective Date;

(iv) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under this Agreement;

(v) any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(vi) restrictions with respect to a Restricted Subsidiary of the Borrower imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(vii) customary restrictions imposed on the transfer of copyrighted or patented materials;

(viii) arising in connection with the Incurrence of Indebtedness of a Guarantor after the Effective Date; provided, that such encumbrances or restrictions (1) relate solely to such Guarantor, are required in order to effect such financing and are not more restrictive on the ability of such Guarantor to make the payments, distributions, loans, advances or transfers referred to above than necessarily and customarily accepted and (2) the proposed encumbrances or restrictions, taken together with other encumbrances or restrictions on the payments, distributions, loans, advances or transfers referred to above in effect with respect to Restricted Subsidiaries, do not prevent the Restricted Subsidiaries of the Borrower from making distributions to the Borrower sufficient to pay amounts payable in respect of its Indebtedness due during the 12 month period immediately following the Incurrence of such Indebtedness;

(ix) arising in connection with the Incurrence of Indebtedness by a Permitted Joint Venture after the Effective Date, provided, that such encumbrances or restrictions are required in order to effect such financing and are not more restrictive on the ability of the applicable Permitted Joint Venture to make the payments, distributions, loans, advances or transfers referred to above than necessarily and customarily accepted; or

(x) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business consistent with past practice.

Nothing contained in this Section 5.09 shall prevent the Borrower or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by Section 5.10 or (2) restricting the sale or other disposition of property or assets of the Borrower or any of its Restricted Subsidiaries that secure Indebtedness provided such restriction is otherwise permitted by Section 5.10.

Section 5.10.Limitation on Liens. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Liens of any kind securing Indebtedness against or upon any assets or property or any proceeds therefrom (except for Permitted Liens) unless contemporaneously therewith effective provision is made to secure the Loans, or in the case of a Guarantor, the relevant Loan Guarantee, and all other amounts due under this Agreement equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Loans or the relevant Loan Guarantee, as the case may be, prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

Section 5.11. Limitation on Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), unless:

(i) the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction, at the time such transaction was entered into, on an arm's-length basis from a Person that is not an Affiliate of the Borrower;

(ii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $5 million, the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Borrower (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

(iii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $10 million, the Borrower will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Borrower and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Administrative Agent.

 (b) Section 5.11(a) above will not apply to:

(i) Affiliate Transactions with or among the Borrower and any Restricted Subsidiary or between or among Restricted Subsidiaries, excluding any Affiliate Transaction with a Restricted Subsidiary in which Vitro or any of its Affiliates directly or indirectly own any Capital Stock (other than by virtue of ownership by the Borrower and its Restricted Subsidiaries or the issuance to Vitro or any of its Affiliates of any nominal shares of the Borrower or its Restricted Subsidiaries as required by applicable law);

(ii) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Borrower or any Restricted Subsidiary as determined in good faith by the Borrower's Board of Directors (including contributions to employee stock option plans maintained by Vitro and its Subsidiaries);

(iii) Affiliate Transactions undertaken in the ordinary course of business pursuant to any contractual obligations or rights in existence on the Effective Date (as in effect on the Effective Date) or any amendments, extensions or renewals of such contractual obligations on comparable terms;

(iv) any Restricted Payments made in compliance with Section 5.05;

(v) loans and advances to officers, directors and employees of the Borrower or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, and not exceeding in the aggregate $300,000 outstanding at any one time;

(vi) Affiliate Transactions on an arm's-length basis with Vitro or any Subsidiary of Vitro (other than the Borrower or any of its Subsidiaries) that consist of (1) the purchase or sales of goods and services (including accounting services) or the leasing of real estate or equipment in the ordinary course of business consistent with past practice; (2) payments made to Vitro or its Subsidiaries relating to the use and development of intellectual property; and (3) purchases, leases or sales of assets up to an aggregate amount of $5 million in any fiscal year;

(vii) (A) the assumption of the rights and obligations under a lease agreement relating to an airplane pursuant to which aggregate annual payments of approximately $7 million will be made, (B) the use of the airplane identified in the prior clause (A), or any replacement airplane, by customers, directors and officers of Vitro and its Affiliates, and (C) performance under outsourcing agreement entered into for hangar, maintenance, repair and operating services relating to the airplane identified in clause (A), or any replacement airplane, involving aggregate annual payments of up to $8 million;

(viii) (A) loans, advances or other extensions of credits (including guarantees) by Vitro or its Affiliates made to the Borrower or any of its Subsidiaries and any payments made in connection therewith, and (B) any hedging agreements or arrangements entered into between Vitro or its Affiliates, on the one hand, and the Borrower or any of its Subsidiaries, on the other hand, and any payments made in connection therewith, in each case so long as the terms thereof are no less favorable to the Borrower and its Restricted Subsidiaries than could have been obtained on an arm's-length basis;

(ix) any management, administrative, information technology or similar services performed by Vitro or its Affiliates for the benefit of the Borrower or any of its Subsidiaries, and any payments made in connection therewith, so long as the aggregate amount of all payments made pursuant to this clause (ix) in any calendar year does not exceed 1.50% of the net sales of the Borrower (determined on a consolidated basis) for such year; and

(x) services rendered by Vitro or its Affiliates for the benefit of the Borrower or any of its Subsidiaries, and any payments in connection therewith not in excess of Vitro's or its Affiliates' cost of rendering such services, including, without limitation, payments made by the Borrower or any of its Subsidiaries in connection with (A) information technology services, (B) the salaries of Vitro's Chairman of the Board and Chief Executive Officer and (C) Clinica Vitro, El Manzano and Vitro Club.

Section 5.12. Conduct of Business. The Borrower and its Restricted Subsidiaries will not engage in any business other than a Permitted Business, except that the Borrower and any Restricted Subsidiary may acquire a Restricted Subsidiary after the Effective Date that is engaged in a business other than a Permitted Business so long as it is principally engaged in a Permitted Business.

Section 5.13. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent who will distribute to each Lender:

(a) with respect to Vitro,

1. annual reports on Form 20-F (or any successor form) of Vitro containing the information required to be contained therein (or such successor form) as well as (x) segment disclosure with respect to the Borrower and its Restricted Subsidiaries substantially similar to that provided in the annual report on Form 20-F for Vitro for the year ended December 31, 2004 and (y) additional information with respect to the Borrower's and its Subsidiaries in the section "Item 5. Operating and Financial Review and Prospects" of such annual reports that would substantially comply with "Item 5.A. Operating Results" (including a discussion of net sales, cost of sales, general, administrative and selling expenses, operating income and net income for applicable periods) and "Item 5.B. Liquidity and capital resources" as applied to the Borrower and its Subsidiaries, within the time period required under the rules of the SEC for the filing of Form 20-F (or any successor form) by foreign private issuers subject thereto, and

2. reports on Form 6-K (or any successor form) of Vitro including, whether or not required, unaudited quarterly financial statements (which shall include at least a balance sheet, income statement and statement of changes in financial position (cambios en la situacion financiera), in each case prepared in accordance with Mexican GAAP as in effect from time to time) along with other financial information and a discussion of results in each case with (i) at least the level of information provided by Vitro in its Form 6-K for the second quarter of 2005 and (ii) a discussion of net sales, cost of sales, general, administrative and selling expenses, operating income and net income of the Borrower and its Subsidiaries covering the periods for which the discussion of results is presented for Vitro, within 60 days after the end of each of the first three fiscal quarters of each fiscal year,

(b) (notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the U.S. Securities Exchange Act) with respect to the Borrower, audited annual and unaudited quarterly financial statements (which will include at least a balance sheet, income statement and statement of changes in financial position (cambios en la situacion financiera) and notes thereto, in each case prepared in accordance with Mexican GAAP with an explanation of the principal differences between Mexican GAAP and U.S. GAAP, in each case as in effect from time to time), in each case in English and in content comparable to that required under Regulation S-X and Regulation S-K of the SEC, with respect to any audited annual financial statements, within the time period required under the rules of the SEC for the filing of Form 20-F (or any successor form) by foreign private issuers subject thereto or with respect to any unaudited quarterly financial statements, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, provided that if at any time the Borrower is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall file with the SEC the information described above in clause (a) with respect to itself, in which case it shall not be required to also provide the information described above in this clause (b);

(c) concurrently with each delivery of financial statements under clause (b) above, a certificate of the Chief Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in Mexican GAAP or in the application thereof has occurred since the date of the Borrower's December 31, 2004 audited financial statements referred to in Section 3.06 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 5.14. Payment of Additional Amounts.

(a) All payments by the Borrower in respect of the Loans or by a Guarantor in respect of its Loan Guarantee shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges ("Taxes") imposed or levied by or on behalf of Mexico or of any other jurisdiction in which the Borrower or any Guarantor is incorporated or any political subdivision or taxing authority thereof or therein (any of the aforementioned, a "Taxing Jurisdiction"), unless such withholding or deduction is required by law.

(b) Subject to Section 5.14(c), if the Borrower or a Guarantor is required by the law of any Taxing Jurisdiction to make any such withholding or deduction, the Borrower or such Guarantor shall (i) pay to the Lender Parties such additional amounts ("Additional Amounts") as may be necessary so that every net payment made by the Borrower on the Loans after deduction or withholding for or on account of any such Taxes (including deductions applicable to Additional Amounts payable under this paragraph (b)) shall not be less than the amount the Lender Parties would have received with respect to such Loans had no such deduction or withholding been made; and (ii) pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c) The obligation to pay Additional Amounts set forth in (b)Section 5.14(b) shall not apply to:

(i) any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for the existence of any present or former connection, including a permanent establishment or fixed base, between such Lender Party and Mexico or any other applicable Taxing Jurisdiction imposing such governmental charge other than by the receipt of such payment and the terms of the Loan Documents;

(ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

(iii) in the case of any Lender Party that is or was a Foreign Financial Institution (as defined below) on the date such Person became a Lender and thus subject to the requirements of paragraph (h) below, any withholding taxes imposed as a result of a failure of such Lender to comply with its obligations set forth in paragraph (h) below, subject to the exceptions and limitations provided therein; provided that the taxes excluded shall be deemed to include only withholdings or deductions payable by the Borrower in respect of payments hereunder in excess of a rate equal to the rate applicable if there had been no such failure by such Lender Party to comply with paragraph (h) below.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Loans is due and payable (or, as early as practicable, if the obligation to pay Additional Amounts arises after the 30th day prior to such date), if the Borrower or a Guarantor will be obligated to pay Additional Amounts with respect to such payment in an amount different than the Additional Amounts payable on the date hereof, the Borrower or such Guarantor shall deliver to the Administrative Agent an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and setting forth such other information necessary to enable the Administrative Agent to pay such Additional Amounts to Lenders on the payment date. In the absence of any such certificate, the Administrative Agent may assume that no such deduction or withholding shall be required. The Borrower agrees to indemnify the Administrative Agent for, and to hold it harmless against, any loss, liability or expense incurred without bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance, absent manifest error, on any certificate furnished pursuant to this Section 5.14(d) or not furnished. The obligations of the Borrower under this Section 5.14(d) shall survive the payment of the Loans, the resignation or removal of the Administrative Agent and/or the termination of this Agreement.

(e) The Borrower or Guarantor, as the case may be, shall provide to the Administrative Agent documentation evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such documentation shall be made available to Lenders upon written request therefor.

(f) The Borrower or a Guarantor will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties in Mexico or the United States or any political subdivision thereof or taxing authority of or in the foregoing in respect of the Borrowing.

(g) Whenever in this Agreement there is mentioned, in any context:

(i) the payment of principal, interest or additional interest on the Loans;

(ii) redemption or repurchase prices in respect of the Loans; or

(iii) any other amount payable on or with respect to any of the Loans,

such reference will be deemed to include payment of Additional Amounts as described under this Section 5.14 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(h) Each Lender Party that is a Foreign Financial Institution on the Effective Date (or, if such Lender Party becomes a Lender after the Effective Date as a result of an assignment, on the date of such assignment) shall, at the request of the Borrower, made pursuant to a written notice given at least 30 days prior to the relevant filing date, use reasonable commercial efforts to file with the Ministry of Finance or, where applicable, in accordance with the laws of any jurisdiction outside Mexico from or through which payments hereunder or under any Notes are made, a form, certificate or other similar document requested by the Borrower (including without limitation any such form, certificate or other similar document that may be required to maintain such Lender Party's status as a Foreign Financial Institution) if (1) such filing is required under applicable law or a treaty for the avoidance of double taxation then in effect, (2) such filing would avoid the need for making any tax withholding or deduction, or reduce the tax rate of any such withholding or deduction which may thereafter accrue to or for the account of such Lender Party pursuant to this Section and (3) such filing would not, in the good faith judgment of such Lender Party, require such Lender Party to disclose any confidential or proprietary information or be otherwise disadvantageous to such Lender Party. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section shall interfere with the rights of any Lender Party to conduct its fiscal or tax affairs in such manner as it deems appropriate. As used herein, "Foreign Financial Institution" means an institution registered as a foreign financial institution with the Ministry of Finance in the registry referred to in Article 197 of Mexico's Income Tax Law and any successor provision thereof, for purposes of fraccion I, inciso a), subinciso 2, of Article 195 of Mexico's Income Tax Law.

(i) The Borrower shall indemnify each Lender against, and reimburse each Lender on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, that such Lender may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes when due provided that the Borrower shall not be obligated to make payment to the Lender pursuant to this clause (i) in respect of penalties, interest and other liabilities attributable to any Taxes, if (i) written demand therefor has not been made by the Lender within 60 days from the date on which the Lender had actual knowledge of the imposition of Taxes by the relevant taxing or governmental authority or (ii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Lender. After the Lender learns of the imposition of Taxes, the Lender shall act in good faith to notify the relevant Borrower of its obligations hereunder.

Section 5.15 . Limitation On Merger, Consolidation And Sale Of Assets.

(a) The Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Borrower is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower's properties and assets (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries), to any Person unless:

(i) either:

(A) the Borrower will be the surviving or continuing corporation, or

(B) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Borrower and of the Borrower's Restricted Subsidiaries substantially as an entirety (the "Successor Borrower"):

(1) shall be a corporation organized and validly existing under the laws of Mexico, and

(2) will expressly assume, by supplemental agreement (in form and substance satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Loans and the performance and observance of every covenant of the Loans, this Agreement, the Notes and each other Loan Document on the part of the Borrower to be performed or observed;

(ii) immediately after giving effect to such transaction and the assumption contemplated by Section 5.15(a)(i)(B)(y) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Borrower or such Successor Borrower, as the case may be:

(A) will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Borrower immediately prior to such transaction, and

(B) will be able to satisfy the Required Consolidated Fixed Coverage Ratio.

(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 5.15(a)(i)(B)(2) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or be continuing;

(iv) the Borrower or the Successor Borrower has delivered to the Administrative Agent an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to the transaction have been satisfied; and

(v) each Guarantor (including Persons that become Guarantors as a result of the transaction) has confirmed by an addendum hereto (in form and substance reasonably satisfactory to the Administrative Agent) that its Loan Guarantee will apply for the Obligations of the Successor Borrower in respect of this Agreement and the other Loan Documents.

For purposes of this Section, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower provided that the provisions of Section 5.15(a)(i) and Section 5.15(a)(v) shall not apply in respect of any such transaction to any Person (other than the Borrower) that otherwise would be a surviving or continuing corporation subject to Section 5.15(a)(i)(A) or that would be required to assume the Obligations of the Borrower under the Loan Documents subject to Section 5.15(a)(i)(B), to the extent such Person is or becomes a Guarantor in accordance with Section 5.15(d) below.

(b) The provisions of Section 5.15(a) above will not apply to:

(i) any transfer of the properties or assets of the Borrower or a Restricted Subsidiary to the Borrower or a Guarantor;

(ii) any merger of a Restricted Subsidiary into the Borrower or a Guarantor;

(iii) any merger of the Borrower into a Wholly Owned Subsidiary of the Borrower created for the purpose of holding the Capital Stock of the Borrower,

so long as, in each case the Indebtedness of the Borrower and its Restricted Subsidiaries taken as a whole is not increased thereby and such transferee or surviving or continuing person, as applicable, assumes the Obligations under and becomes a party to the applicable Loan Documents in accordance with the terms thereof.

(c) Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries in accordance with this Section 5.15, in which the Borrower is not the continuing corporation, the Successor Borrower formed by such consolidation or into which the Borrower is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the Loans with the same effect as if such Successor Borrower had been named as such.

(d) Each Guarantor will not, and the Borrower will not cause or permit any Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Borrower) that is not a Guarantor unless:

(i) such Person (if such Person is the surviving entity) assumes all of the obligations of such Guarantor in respect of its Loan Guarantee by executing an accession agreement substantially in the form of Exhibit D and providing the Administrative Agent with an Officers' Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with this Agreement;

(ii) such Loan Guarantee is to be released as provided under Article 8; or

(iii) such sale or other disposition of substantially all of such Guarantor's assets is made in accordance with Section 5.06.

Section 5.16 . Use of Proceeds. The proceeds of the Loans will be used by the Borrower solely to (i) repay existing Indebtedness of the Borrower or an Affiliate of the Borrower and (ii) pay fees and expenses relating to the transactions contemplated hereby. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulations T, U and X.

Section 5.17 . Additional Guarantors. If at any time any Subsidiary is required to become a "Guarantor" pursuant to the Existing Credit Facility, such Subsidiary shall simultaneously execute an addendum to this Agreement in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor party hereto.

Article 6
Events of Default

If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of or premium on any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (including Additional Amounts, but excluding an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Article 5 except any covenant or agreement in Section 5.01, 5.02, 5.12, 5.13, 5.14 or 5.15;

(e) any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) default by the Borrower or any Restricted Subsidiary under any Indebtedness which:

(i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

(ii) results in the acceleration of such Indebtedness prior to its stated maturity;

and the principal or accreted amount of Indebtedness covered by (i) or (ii) at the relevant time aggregates $25 million or more;

(g) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, concurso mercantil, insolvency or other similar law of Mexico or the United States now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, liquidador, conciliador, sIndico, sequestrator or similar official of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or (iii) the winding up or liquidation of the affairs of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, or any involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking the relief mentioned in sections (i)), (ii) or (iii) above, and such proceeding or petition shall continue undismissed for a period of 60 consecutive days;

(h) the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) (i) commences a voluntary case under any applicable bankruptcy, concurso mercantil, insolvency, suspension of payments or other similar law of Mexico or the United States now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, liquidador, conciliador, sIndico, sequestrator or similar official of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), (iii) effects any general assignment for the benefit of creditors, (iv) files a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law (as defined in the Existing Senior Note Indenture) or (v) approves any plan or proposal for the liquidation or dissolution of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

(i) one or more judgments for the payment of money in an aggregate amount exceeding $25 million (or its equivalent in other currencies) shall be rendered against one or more of the Borrower or any of its Restricted Subsidiaries and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j) a Change of Control shall occur;

(k) any Guarantor's Loan Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing;

(l) the Borrower or any of its Restricted Subsidiaries shall fail to pay when due any and all amounts payable as required under IMSS, INFONAVIT or SAR, except to the extent that such payments are disputed in good faith through appropriate proceedings and proper reserves therefor are maintained by the relevant Person or Persons in accordance with Mexican GAAP, and the outstanding amount of such due but unpaid payments does not in the aggregate exceed at any time $25 million;

(m) any Governmental Authority (or any Person acting or purporting to act under the authority of any such Governmental Authority) shall take any action to condemn, seize, nationalize, expropriate or otherwise compulsorily acquire all or any substantial part of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole;

(n) Vitro shall (i) during any fiscal year prior to fiscal year 2007, make Dividend Payments in an aggregate amount exceeding $8,500,000 (or, in each case, its equivalent in Pesos or other currencies) in such fiscal year or (ii) during fiscal year 2007 until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents, make any Dividend Payment; or

(o) any restriction or requirement shall have been imposed or amended after the date hereof, whether by legislative enactment, decree, regulation, order or otherwise, which limits the acquisition or the transfer of foreign exchange by the Borrower or a Guarantor, and such restriction or requirement shall have the effect of preventing the Borrower or a Guarantor from performing in any material respect its material obligations under this Agreement, or under any other Loan Document, including, without limitation, all payment obligations in Dollars;

then, and in every such event (except an event with respect to the Borrower described in clause (g)or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) if the Loans have not been made, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

Article 7
The Administrative Agent

Section 7.01. Appointment and Authorization. Each Lender Party irrevocably appoints the Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 7.02 . Rights and Powers as a Lender. A bank serving as the Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliate thereof as if it were not the Administrative Agent.

Section 7.03. Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv)the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06. Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of Borrower (unless an Event of Default exists, in which case the approval of the Borrower will not be required), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with the approval of the Borrower, if required, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500 million. Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Article 8
Loan Guarantees

Section 8.01. Loan Guarantees. Each Guarantor unconditionally guarantees the full and punctual payment of (x) all principal of all Loans outstanding from time to time under this Agreement, (y) all interest (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding) on such Loans and (z) all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents (the amounts described in clauses (x), (y) and (z), collectively, the "Obligations") when due (whether at stated maturity, upon acceleration or otherwise). If the Borrower fails to pay any Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement, including without limitation with respect to Additional Amounts as provided under Section 5.14, which shall apply to each Guarantor in making payments hereunder as fully as though such Guarantor were the "Borrower" in making payments hereunder.

Section 8.02 . Guarantees Unconditional. The obligations of each Guarantor under its Loan Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, concurso mercantil, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document;

(e) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, any Lender Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Obligation by the Borrower, any other Guarantor or any other Person; or

(g) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Loan Document, any Lender Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.

Section 8.03 . Release of Guarantees. (a) All the Guarantees will be released when all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full. If at any time any payment of an Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Loan Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(b) If all the capital stock of a Guarantor or all the assets of a Guarantor are sold to a Person other than the Borrower or one of its Subsidiaries in a transaction permitted by this Agreement (any such sale, a "Sale of Guarantor"), the Administrative Agent shall release such Guarantor from its Loan Guarantee; provided that, if such sale is a Prepayment Event, arrangements satisfactory to the Administrative Agent have been made to apply the Net Proceeds thereof as required by this Agreement. Such release shall not require the consent of any Lender Party, and the Administrative Agent shall be fully protected in relying on a certificate of the Borrower as to whether any particular sale constitutes a Sale of Guarantor.

(c) In addition to any release permitted by subsection (b), the Administrative Agent may release any Loan Guarantee with the prior written consent of the Required Lenders; provided that any release of all or substantially all the Loan Guarantees shall require the consent of all the Lenders.

Section 8.04 . Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Credit Party or any other Person, prior to making a claim against such Guarantor, and any right to which it may otherwise be entitled to (i) require any Lender or the Administrative Agent to sue and/or complete an action against the Borrower or any other Credit Party prior to a claim being made against such Guarantor hereunder; (ii) have the assets of any the Borrower or any other Credit Party first be used and/or applied in full or in part as payment of the Borrower's or any such other Credit Party's obligations under the Loan Document prior to any amounts being claimed from or paid by such Guarantor hereunder; or (iii) have its obligations hereunder divided among itself and one or more other Credit Parties, if such Guarantor's obligations would be less than the full amount claimed hereunder. In addition, each Guarantor hereby waives, to the extent applicable, the benefits of orden, excusion, division, prorroga and quita and any benefits it may have under any of Articles 2813 through 2823, Articles 2839 and 2840 or Articles 2844 through 2849 (in each case inclusive) of Mexico's Federal Civil Code (the "Civil Code"), and the correlative articles of the civil codes of each political subdivision of Mexico. The obligations assumed by each Guarantor hereunder shall not be affected by the absence of judicial request of payment by any Lender or the Administrative Agent to the Borrower, and whether or not any Lender or the Administrative Agent takes any action within the time set forth in Articles 2848 and 2849 of the Civil Code, and each Guarantor hereby expressly waives the provisions of such Articles.

Section 8.05 . Subrogation. A Guarantor that makes a payment with respect to a Obligation hereunder shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other Guaranteeing Person of such Obligation, until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full.

Section 8.06 . Stay of Acceleration. If acceleration of the time for payment of any Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

Section 8.07. Continuing Loan Guarantee. Each Loan Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Lender Parties. If all or part of any Lender Party's interest in any Obligation is assigned or otherwise transferred as permitted hereby, the transferor's rights under each Loan Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

Article 9
Miscellaneous

Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

a) if to the Borrower, to it at Av. Ricardo Margain 440, Col. Valle del Campestre, 66265 San Pedro Garza GarcIa, N.L. Mexico, Attention of Departamento JurIdico (Telecopy No. +52 (81) 8335-8319);

(b) if to any Guarantor, in care of the Borrower as described in clause (a) above;

(c) if to the Administrative Agent, to it at Eleven Madison Avenue, OMA-2 New York, NY 10010, Attention of John Burke (Telecopy No. (212) 325 8304); and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without its written consent;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

(iii) postpone the maturity of any Loan, premium or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv) change Section 2.11(b) or 2.11(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) change any provision of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender; or

(vi) release any Guarantor from its Loan Guarantee (except as expressly provided in Section 8.03), or limit its liability in respect of its Loan Guarantee, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without its prior written consent.

(c) Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full; provided that this Section 9.02(c) shall not give the Borrower any additional right to prepay.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, direct damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any Environmental Liability related in any way, directly or indirectly, to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses have resulted from such Indemnitee's or any of such Indemnitee's Affiliates' gross negligence or willful misconduct.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought, on the basis of respective outstanding Loans) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within 10 Business Days after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment shall not be less than $1,000,000; provided that this sub-clause (i) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans;

(ii) the parties to each such assignment shall (a) electronically execute and deliver to the Administrative Agent an Assignment via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (b) manually execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500 (such fee payable by the assignor or assignee, as agreed by the parties); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

(iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire and applicable tax forms;

Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the Effective Date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 5.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities ("Participants") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections Section 2.09, 2.10 and 5.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) If at any time any Lender that is a Foreign Financial Institution (as defined in Section 5.14) is required to file with the Ministry of Finance a report setting forth each effective beneficiary (beneficiario efectivo) of payments made to such Lender of interest on its Loans, such Lender shall contemporaneously deliver a copy of such report to the Borrower.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated. The provisions of Sections 2.09, 2.10, 5.14 and 9.03 and Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court (each, a "New York Court"), in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York Court. Each party hereto (i) expressly and irrevocably waives its rights to any other jurisdiction to which it may be entitled to by reason of its present or future domiciles or for any other reason, and (ii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each Credit Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section and any right to which it may be entitled on account of place of residence or domicile. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) Each Credit Party hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, CT Corporation System, at its offices currently located at 111 Eighth Avenue, 13th Floor, New York, NY 10011 (the "Process Agent"), to receive and forward on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York Court (as defined in subsection (b) of this Section). Each Credit Party consents to process being served in any suit, action or proceeding of the nature referred to in this Section by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, the Lenders agree that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by registered or certified airmail, postage prepaid, return receipt requested, to such Credit Party at the address provided pursuant to Section 9.01. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, the Borrower consents to process being served in any suit, action or proceeding of the nature referred to in the Section by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of such Credit Party provided pursuant to Section 9.01, which service shall be effective 14 days after deposit in the United States Postal Service. Each Credit Party agrees that such service (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Without limitation of the foregoing, each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e) To the extent that any Credit Party has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, such Credit Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 9.10. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), provided that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower, provided, further, that the Borrower and each Lender Party hereby agrees that the Borrower and each Lender Party (and each of their respective employees, representatives, or agents) are permitted to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of the transactions contemplated herein, and all materials of any kind (including opinions or other tax analyses) that relate to such structure and tax aspects. In this regard, the parties acknowledge and agree that any disclosure of the structure or tax aspects of the transactions contemplated by this Agreement is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 . Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VITRO ENVASES NORTEAMERICA, S.A. DE C.V.
By:
Name:
Title:
By:
Name:
Title:

INDUSTRIA DEL ALCALI, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

COMPANIA VIDRIERA, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

FABRICACION DE MAQUINAS, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

PROCESADORA DE MATERIAS PRIMAS INDUSTRIALIZABLES, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

VIDRIERA MONTERREY, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

VIDRIERA GUADALAJARA, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

VIDRIERA QUERETARO, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

VIDRIERA TOLUCA, S.A. DE C.V., as Guarantor
By:
Name:
Title:
By:
Name:
Title:

VIDRIERA LOS REYES, S.A. DE C.V., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

VITRO PACKAGING, INC., as a Guarantor
By:
Name:
Title:
By:
Name:
Title:

CREDIT SUISSE, acting through its Cayman Islands Branch, as a Lender and as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

American General Life Insurance Company
By:
Name:
Title:

[Bissini Playfield]
By:
Name:
Title:

BPW Emerging markets opportunity portfolio lp
By:
Name:
Title:

Cargill Financial Services International, Inc.
By:
Name:
Title:

FIMEX International Ltd.
By:
Name:
Title:

Spinnaker Global Strategic Fund Ltd.
By:
Name:
Title:

Spinnaker Global Emerging Markets Fund Ltd.
By:
Name:
Title:

Spinnaker Global Opportunity Fund Ltd.
By:
Name:
Title: